Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers.  2-85849, 333-118789 and 333-187821) of Nature Vision, Inc. of our report dated March 11, 2008, which appears on page F-1 of this annual report on Form 10-KSB for the year ended December 31, 2007.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, MN
March 20, 2008